Exhibit 10.1

Fogo de Chão, Inc.

2015 Omnibus Incentive Plan

NOTICE OF RESTRICTED STOCK AWARD

2015 Grant—Time Vesting

You have been granted a restricted stock award (this “Award” or “Restricted Stock”) on the following terms and subject to the provisions of Attachment A and the Fogo de Chão, Inc. 2015 Omnibus Incentive Plan (the “Plan”).  Unless defined in this award agreement (including Attachment A and Exhibit A therein, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan.  In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant:	[Full Name] (the “Participant”)
Grant Date:	[•] (the “Grant Date”)
Number of Shares:	[•] Shares
Vesting Schedule:

Subject to Section 4 of Attachment A, the Restricted Stock shall vest [one-third] on each of the [first three] anniversaries of [the Grant Date] (each, a “Vesting Date”), in each case if the Participant does not experience a termination of Service at any time prior to the applicable Vesting Date.]

Attachment A

Fogo de Chão, Inc.

2015 Omnibus Incentive Plan

Restricted Stock Award Agreement

Section 1.Definitions.  With respect to any Participant who is employed by the Company or one of its Affiliates pursuant to an effective written employment agreement, if any, between the Company and/or one of its Affiliates in which there is a definition of any capitalized term used in this Agreement, the definition in such employment agreement will be used, solely for such Participant and only for so long as such employment agreement remains effective.  Otherwise, the capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below.

(a)“Cause” shall mean the Participant’s (i) misappropriation or theft of the Company’s or any of its Affiliate’s funds or property; (ii) indictment for, conviction of or entering of a plea of nolo contendere of any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude; (iii) material breach of this Agreement or failure to perform any of the Participant’s material duties owed to the Company; or (iv) commission of any act involving willful malfeasance or gross negligence or the Participant’s failure to act involving material nonfeasance; provided, however, that, in the case of the above sub-clause (iii), termination of Service by the Company or the Company’s Affiliate, if applicable, shall not be for “Cause” unless (A) such breach is not capable of being cured, or (B) such Participant has first been given written notice of such breach by the Company or its Affiliate, as applicable, and if such breach is capable of being cured, such breach remains uncured for a period of ten (10) business days after such notice to the Participant, or, if cured, recurs within 180 days.

(b)“Disability” shall mean (i) a permanent and total disability that entitles the Participant to disability income payments under any long-term disability plan or policy provided by the Company under which the Participant is covered, as such plan or policy is then in effect; or (ii) if such Participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “Disability” means a “permanent and total disability” as defined in Section 22(e)(3) of the Code [that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months, and, in this case, the existence of any such “Disability” will be certified by a physician acceptable to the Company.

(c)“Good Reason” shall mean (i) a material diminution of the Participant’s base salary, (ii) a material diminution in the Participant’s authority, duties or responsibilities, or (iii) the Company or any other Affiliate requiring the Participant to be based at any office or location that is more than fifty (50) miles from the initial location of the Participant’s employment.

Section 2.Grant of Restricted Stock Award.  Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant the number of Shares of Restricted Stock specified on the cover page of this Agreement on the terms set forth therein, as more fully described in this Attachment A.  This Award is granted under the Plan, which is incorporated herein by reference and made a part of this Agreement.

Section 3.Issuance of Shares

(a)The Shares of Restricted Stock shall be evidenced by book-entry registration; provided, however, that the Committee may determine that the Shares of Restricted Stock shall be evidenced in such other manner as it deems appropriate, including the issuance of a stock certificate or certificates.  In the event that any stock certificate is issued with respect to the Shares of Restricted Stock, such certificate shall (i) be registered in the name of the Participant, (ii) bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Shares of Restricted Stock and (iii) be held in custody by the Company.

(b)Voting Rights.  The Participant shall have voting rights with respect to the Shares of Restricted Stock.

(c)Dividends.  All cash and other dividends and distributions, if any, that are paid with respect to any Shares of Restricted Stock shall be withheld by the Company and paid to the Participant, without interest, only when, and if, the Shares of Restricted Stock become vested in accordance with this Agreement.

Section 4.Termination of Service.

(a)Death or Disability.  In the event of the Participant’s termination of Service at any time due to the Participant’s death or Disability, unvested Shares of Restricted Stock shall fully vest as of such termination.

(b)Termination of Service.  Any unvested Shares of Restricted Stock shall be forfeited without consideration upon the termination of the Participant’s Service by the Company or its Affiliates for any reason.

(c)Change of Control.  In the event of the Participant’s termination of Service on or within twelve (12) months following the date of a Change of Control, all unvested Shares of Restricted Stock shall fully vest as of the date of such termination of Service and shall be distributed to the Participant pursuant to Section 4(d) of this Agreement.

(d)Distribution on Vesting.  Subject to the provisions of this Agreement, upon the vesting of any of the Shares of Restricted Stock, the Company shall deliver to the Participant, as soon as reasonably practicable after the applicable Vesting Date (or the date of the Participant’s termination of Service, as applicable), vested Shares and all cash and other dividends and distributions, if any.  Upon such delivery, such Shares shall be fully assignable, saleable and transferable by the Participant; provided that, any such assignment, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws.

Section 5.Restricted Activities.  In exchange for good and valuable consideration hereunder, the Participant agrees that the restrictions below on his or her activities during and after the Participant’s Service are necessary to protect the goodwill, Confidential Information (as defined below) and other legitimate interests of the Company and its Affiliates.

(a)Confidential Information.  The Participant acknowledges that during the period of Service, the Participant shall have access to and shall be provided with sensitive, confidential, proprietary and trade secret information of the Company and its Affiliates (including, in each case, such information, observations and data obtained prior to the date of this Agreement concerning the business or affairs of the Company, its Affiliates and their respective predecessors) (collectively, “Confidential Information”) which is the property of the Company and such Affiliates, and agrees that the Company and such Affiliates have a protectable interest in such Confidential Information.  Therefore, the Participant agrees that the Participant shall not, during the period of Service and at all times thereafter, disclose to any unauthorized person or use for Participant’s own purposes any such Confidential Information without the prior written consent of the Company unless and to the extent that the aforementioned matters (i) become or are generally known to and available for use by the industry other than as a result of the Participant’s unauthorized acts or omissions in breach of this Agreement, (ii) are required to be disclosed by judicial process or law or (iii) are in furtherance of the Participant’s duties to the Company or its Affiliates.  The Participant shall deliver to the Company at the termination of the Service period, or at any other time the Company may request, (A) all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) which constitute Confidential Information which the Participant may then possess or have under Participant’s control and (B) all property of the Company and its Affiliates in the Participant’s possession, including but not limited to all company-owned computer equipment (hardware and software), telephones, facsimile machines, blackberry and other communication devices, credit cards, office keys, security access cards, badges, and identification cards.

(b)Non-Competition.  The Participant acknowledges that in the course of the Participant’s Service with the Company or its Affiliates the Participant has become and shall become familiar with trade secrets and other Confidential Information concerning the Company and its Affiliates that derive independent economic value from not being generally known, and that the Participant’s services have been and shall be of special, unique or extraordinary value to the Company and its Affiliates.  Therefore, the Participant agrees that, during the period of the Participant’s Service with the Company or its Affiliates and for two (2) years thereafter (the “Restrictive Period”), the Participant shall not engage, directly or indirectly in the Business (as defined below) in any city or within a fifty (50) mile radius of any city in the United States or Brazil in which the Company or its Affiliates currently operate or will operate during the term of this Agreement, or, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render other financial assistance to, or participate in or be connected with, as an officer, director, employee, partner, stockholder, agent, or consultant or otherwise, any Person that competes with the Business; provided that, for purposes of this Section 5, ownership of securities having no more than two percent (2%)

of the outstanding voting power of any publicly traded Business shall not be deemed to be in violation of this Section 5.  The Participant expressly agrees and acknowledges that the restrictions contained in this Section 5 are for the purposes of restricting the activities of the Participant only to the extent necessary for the protection of the legitimate business interests of the Company and its Affiliates, and do not preclude the Participant from earning a livelihood, nor do they unreasonably impose limitations on the Participant’s ability to earn a living.  In addition, the Participant agrees and acknowledges that the potential harm to the Company and its Affiliates of their non-enforcement outweighs any harm to the Participant of its enforcement by injunction or otherwise.  The Participant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to the subject matter, time period and geographical area.  The Restrictive Period shall be extended by the length of any period during which the Participant is in breach of the terms of this Section 5(b) or Section 5(c) of this Agreement.  For purposes of this Agreement, “Business” means any business which involves the development, opening, operating or franchising of restaurants that derive more than twenty-five percent (25%) of their annual food sales from steak products in the United States or Brazil.

(c)Non-Solicitation.  The Participant agrees that, during the Restrictive Period, the Participant shall not (i) induce or attempt to induce any customer, supplier or other party with whom or which the Company or any Affiliate did business during the Participant’s Service with the Company and with whom or which the Participant had contact during his or her Service with the Company or any Affiliate to cease doing business with the Company or such Affiliates, or in any way interfere with or attempt to interfere with the relationship between the Company or its Affiliates and any existing customer, supplier or other party with whom or which the Company or its Affiliates did business during the Participant’s Service with the Company or any Affiliate and with whom or which the Participant had contact during his or her Service with the Company or any Affiliate, the effects of which would tend to divert, diminish, or prejudice the goodwill or business of the Company or any Affiliate, or (ii) with respect to anyone who worked for the Company or any Affiliate (the “Company Employee”), (A) hire, employ or retain the services of (including, without limitation, as an employee or independent contractor) any such Company Employee, (B) directly or indirectly interfere with or attempt to interfere with any Company Employee and/or representative or agent of the Company or its Affiliates, or (C) induce or attempt to induce any Company Employee to leave the employ of the Company or its Affiliates, whether or not such person is employed or engaged pursuant to a contract with the Company or its Affiliates, or otherwise engaged at will, or violate the terms of their contracts, or any employment arrangements, with the Company or its Affiliates; provided that, while the foregoing shall not prohibit a general solicitation to the public by general advertising, hiring any person identified in this Section 5(c) as a result of such general solicitation is prohibited during the Restrictive Period.

(d)Participant’s Representations; Restriction on Use of Third-Party Confidential Information.  The Participant hereby represents and warrants that (i) the execution, delivery and performance of this Agreement by the Participant does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order or judgment to which the Participant is a party or by which the Participant is bound, (ii) the Participant is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any person or entity other than the Company or its Affiliates, if any, and (iii) this Agreement constitutes the valid and binding obligation of the Participant, enforceable against the Participant in accordance with its terms.  The Participant shall not improperly use any confidential information or trade secrets of any third party in connection with the performance of the Participant’s duties.

Section 6.Enforcement.  If, at the time of enforcement of any of Section 5 of this Agreement, a court or an arbitrator shall hold that the restrictions stated therein are unreasonable under the circumstances then existing, the parties agree that the maximum restrictions reasonable under such circumstances shall be substituted for such restrictions and that the court or arbitrator shall be allowed to revise the restrictions contained herein to the fullest extent permitted by law.  Because the Participant’s services are unique and because the Participant has access to Confidential Information, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance, declaratory and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

Section 7.Miscellaneous Provisions.

(a)Notices.  Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and shall be deemed to have been given (i) when personally delivered or delivered by facsimile transmission with confirmation of delivery, (ii) one (1) business day after deposit with Federal Express or similar overnight courier service, or (iii) three (3) business days after being mailed by first-class mail, return receipt requested.  A notice shall be addressed, as follows:

if to the Company, to:

14881 Quorum Drive

Suite 750

Dallas, TX 75254

Attention: General Counsel

and if to the Participant, at the address that he or she most recently provided to the Company.

or to such other address or facsimile number as such party may hereafter specify for the purpose of notice to the other parties hereto.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b)Section 83(b) Election.  Upon the execution of this Agreement, the Participant may make an election under Section 83(b) of the Code and the regulations promulgated thereunder (the “83(b) Election”) with respect to the this Award in the form attached hereto as Exhibit A.

(c)Entire Agreement.  This Agreement and the Plan constitute the entire agreement, and understanding among the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, whether oral or written and whether express or implied, and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof; provided that, the Participant shall continue to be bound by any other confidentiality, non-competition, non-solicitation and other similar restrictive covenants contained in any other agreements between the Participant and the Company, its Affiliates and their respective predecessors to which the Participant is bound.  In the event of any inconsistency between any restrictive covenants contained herein and any restrictive covenants contained in such other agreements, that obligation which is the most restrictive upon the Participant shall control.

(d)Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement.  No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.  Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(e)Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.

(f)Successors and Assigns; No Third-Party Beneficiaries.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant and the Participant’s heirs, successors legal representatives and permitted assigns.  The Participant hereby expressly acknowledges that the Company’s successors and assigns are permitted to enforce all of the Company’s or its Affiliates’ rights under this Agreement, including but not limited to their rights under Section 5 of this Agreement.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)Signature in Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h)Participant Undertaking.  The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the Restricted Stock pursuant to the provisions of this Agreement.

(i)Participant Representation.  The Participant acknowledges and understands that material definitions and provisions concerning the Restricted Stock and the Participant’s rights and obligations with respect thereto are set forth in the Plan.  The Participant has read carefully, and understands, the provisions of the Plan.

(j)Withholding.  The Company shall have the power and the right to deduct or withhold automatically from any payment or Shares deliverable under this Agreement, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.  The Participant may elect, subject to the approval of the Committee, in its sole discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory total tax that could be imposed in connection with any such taxable event.

(k)Transferability.  Unless otherwise determined by the Committee, the Participant shall not be permitted to transfer or assign the Restricted Stock except in the event of death and in accordance with Section 14.5 of the Plan.

(l)Shares Not Registered.  Shares shall be issued pursuant to this Agreement unless the issuance and delivery of such Shares will not, in the opinion of counsel, comply with (unless exempt from) all applicable requirements of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.  The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares, and accordingly any certificates for Shares may have an appropriate legend or statement of applicable restrictions endorsed thereon.  If the Company deems it necessary to ensure that the issuance of Shares under this Agreement is not required to be registered under any applicable securities laws, the Participant shall deliver to the Company an agreement containing such representations, warranties and covenants as the Company may reasonably require.

(m)No Right to Continued Service.  The grant of the Restricted Stock evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the Service of such Participant.

(n)Choice of Law.  This Agreement, and all claims or causes of action or other matters that may be based upon, arise out of or relate to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction.

(o)Consent to Jurisdiction.  The Company and the Participant, by his or her execution hereof, (i) hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it, he or she is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agree not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise; provided, however, that the Company and the Participant may, if necessary, seek to enforce and/or execute on a final judgment issued by a Delaware court of competent jurisdiction in any other court of competent jurisdiction.  The Company and the Participant hereby consent to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its, his or her address specified pursuant to Section 7(a) of this Agreement is reasonably calculated to give actual notice.

(p)WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT, HE OR SHE SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS.  CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS SECTION 7(P) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND SHALL RELY IN ENTERING INTO

THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL, COUNTERPART OR A COPY OF THIS SECTION 7(P) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(q)No Guarantees Regarding Tax Treatment.  The Participant (or his or her beneficiaries) shall be responsible for all taxes with respect to Restricted Stock.  The Committee and the Company make no guarantees regarding the tax treatment of Restricted Stock.  Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax, and none of the Company or Affiliate, or any of their employees or representatives shall have any liability to the Participant with respect thereto.

(a)Compliance with Section 409A.  The Company intends that the Restricted Stock be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties under Section 409A as a result of the Restricted Stock.  In the event the Restricted Stock is subject to Section 409A, the Committee may, in its sole discretion, take the actions described in Section 11 of the Plan.  Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under this Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid on the date that immediately follows the end of such six (6) month period (or, if earlier, the date of death of the specified employee) or as soon as administratively practicable thereafter.  A termination of Service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of Service” or like terms shall mean “separation from service.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOGO DE CHÃO, INC.
By:	/s/ [NAME]
	Name:	NAME
	Title:	TITLE

[Agreed and acknowledged as of the date first above written:
By:	/s/ NAME
	Name:	NAME

Exhibit A

Form of Section 83(b) Election Materials

Form of Section 83(b) Election Instructions

To make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with your receipt, for tax purposes, of Shares of Fogo de Chão, Inc. (the “Company”), you should complete and sign three copies of the enclosed Section 83(b) Election form and mail as indicated no later than 30 days after the Grant Date.

1.

You should mail one copy of the executed Section 83(b) Election to the Internal Revenue Service (see attached chart for appropriate Internal Revenue Service Center), by certified mail (return receipt requested), using the attached letter to the Internal Revenue Service, which you must date and sign (also fill in your social security number).

2.	You should deliver one copy of the executed Section 83(b) Election to the Company, using the attached letter, which you must date and sign.
3.	You should retain one copy of the executed Section 83(b) Election and file it with your 2017 federal income tax return.

IRS Service Centers for 83(b) Election

Questions: 1-800-829-1040

If you live in:	Appropriate Service Center Mailing Address
Florida, Louisiana, Mississippi, Texas	Department of the Treasury Internal Revenue Service Austin, TX 73301-0002
Alaska, Arizona, California, Colorado, Hawaii, Idaho, Nevada, New Mexico, Oregon, Utah, Washington, Wyoming	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002
Arkansas, Illinois, Indiana, Iowa, Kansas, Michigan, Minnesota, Montana, Nebraska, North Dakota, Ohio, Oklahoma, South Dakota, Wisconsin	Department of the Treasury Internal Revenue Service Fresno, CA 93888-0002
Alabama, Georgia, Kentucky, New Jersey, North Carolina, South Carolina, Tennessee, Virginia	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002
Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, Missouri, New Hampshire, New York, Pennsylvania, Rhode Island, Vermont, West Virginia	Department of the Treasury Internal Revenue Service Kansas City, MO 64999-0002
A foreign country, U.S. possession or territory, or use an APO or FPO address, or are a dual-status alien	Department of the Treasury Internal Revenue Service Austin, TX 73301-0215

Election to Include Shares in Gross Income

Pursuant to Section 83(b) of the Internal Revenue Code

The undersigned purchased shares of common stock, par value $0.01 per share (the “Shares”), of Fogo de Chão, Inc., on [•], 2017.

The undersigned desires to make a protective election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”).

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Shares (described more fully in Paragraph 2 below).

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1.	The name, address and social security number of the undersigned:
Name:	____________________________
Address:	____________________________
____________________________
SSN:	____________________________
2.	A description of the property with respect to which the election is being made:
Company	Number of Shares
Fogo de Chão, Inc.	[•] Shares

3.	The property was transferred on [•], 2017 (the “Transfer Date”). The taxable year for which such election is made: calendar year 2017.
4.	The restrictions to which the property is subject: The Property is subject to time-based vesting restrictions. Vesting will accelerate in certain circumstances.
5.	The aggregate fair market value on the Transfer Date of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $[•]
6.	The aggregate amount paid for such property: $[•]
7.	A copy of this election has been furnished to the Company pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: [•], 2017

Print Name:

[•], 2017

Internal Revenue Service Center

[Insert Address]

Re:	Section 83(b) Election

SSN:

Dear Sir or Madam:

Pursuant to Treasury Regulations Section 1.83-2(c) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find an election under Section 83(b) of the Code.

Sincerely,

Print Name:

Enclosure

[•], 2017

14881 Quorum Drive

Suite 750

Dallas, TX 75254

Attention: General Counsel

Re:  Section 83(b) Election

Dear Sir:

Pursuant to Treasury Regulations Section 1.83-2(d) promulgated under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), enclosed please find a copy of an election under Section 83(b) of the Code.

Sincerely,

Print Name:

Enclosure